Exhibit 99.1

Contacts: Brad Holiday

Patrick Burke

Tim Buckman

(760) 931-1771

CALLAWAY GOLF COMPANY SELLS TOP-FLITE TO DICK’S SPORTING GOODS

CARLSBAD, Calif., April 4, 2012 — Callaway Golf Company (NYSE:ELY) today announced the sale of the Top-Flite brand to Dick’s Sporting Goods, Inc. The announcement was made by Chip Brewer, President and CEO, Callaway Golf.

“The decision to sell Top-Flite reflects the Company’s renewed focus and commitment to driving the proficiency of our core businesses, specifically the success of Callaway and Odyssey products,” said Brewer. “Our strong working relationship with Dick’s Sporting Goods went a long way towards the completion of this agreement and we look forward to their stewardship of the Top-Flite brand.”

Brewer, a proven senior executive in the golf equipment industry, took the helm of Callaway Golf Company on March 5, 2012. Earlier this year, Callaway Golf completed the sale of the Ben Hogan brand, which the Company acquired along with Top-Flite in 2003. Both divestitures followed a global restructuring at Callaway Golf Company that streamlined the organization and aimed to reduce costs and increase the focus placed on the Company’s core business units.

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About Callaway Golf

Through an unwavering commitment to innovation, Callaway Golf Company (NYSE:ELY) creates products and services designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf apparel, footwear and accessories, under the Callaway Golf® and Odyssey® brands in more than 110 countries worldwide. For more information please visit www.callawaygolf.com or shop.callawaygolf.com.